SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

________________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 18, 2006
(Date of earliest event reported)

________________________________

SINOFRESH HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

________________________________

Florida	0-49764	65-1082270
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

516 Paul Morris Drive
Englewood, Florida 34223
(Address of principal executive offices, zip code)

(941) 681-3100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 7.01. Regulation FD Disclosure.

Signatures

Item 7.01. Regulation FD Disclosure

SinoFresh HealthCare, Inc. has recently been notified by Wal-Mart Stores, Inc. that the retailer does not intend to stock SinoFresh™ Nasal & Sinus Care in its stores for the upcoming cold and flu season. The retailer cited past sales performance that did not meet category objectives as part of the reason for the discontinuation. The retailer’s recently launched initiative to reduce store level inventory values also played a role in the decision. The Company acknowledges that the delay in its marketing initiatives as a result of a lack of funding has made it difficult to achieve Wal-Mart’s high performance standards throughout the entire chain.

SinoFresh executives are preparing a proposal to allow the product to remain on shelves in higher volume Wal-Mart stores in key markets. The Company feels that focusing on historically strong selling locations, combined with changes to the product’s case pack configuration, could enable the product to meet unit sales and store-level inventory value criteria. However, acceptance of this proposal by Wal-Mart cannot be assured.

Wal-Mart represents approximately 10% of the nearly 30,000 outlets where SinoFresh™ is sold, and accounts for approximately 30% of gross revenues. The Company believes that the loss of these revenues will be offset in part by increased sales in its other accounts, such as CVS Pharmacy and Walgreens, as consumers shift their purchases to these and other locations. It is anticipated that revenues will be adversely affected by this decision as early as the third quarter of this year.

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOFRESH HEALTHCARE, INC.

Date: July 21, 2006          /s/ Scott M. Klein__________________
Name: Scott M. Klein
Title: Chief Financial Officer (Principle Accounting
Officer)